BRF S.A.

Companhia Aberta de Capital Autorizado

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 1629-2

Minutes of the 9th Extraordinary Board of Directors' Meeting

Held on March 29, 2016

1.            Date, Time and Place: Held on March 29, 2016, at 10:00 a.m., at BRF S.A.'s office ("Company") located at Rua Hungria No. 1400, 5th floor, in the City of São Paulo, State of São Paulo.

2.            Board: Chairman: Abilio dos Santos Diniz. Secretary: Larissa Brack.

3.            Call of Meeting and Attendance: The call of meeting was duly made under the Company's Articles of Incorporation, attended by all the members of the Company's Board of Directors: Messrs Abilio dos Santos Diniz, José Carlos Reis de Magalhães Neto, Luiz Fernando Furlan, Manoel Cordeiro Silva Filho, Renato Proença Lopes, Vicente Falconi Campos, Walter Fontana Filho, Henri Philippe Reichstul and Aldemir Bendine.

4.            Agenda: Deliberate on the contracting of a credit facility with Banco do Brasil S.A.

5.            Resolutions: The members of the Board of Directors, in accordance with the provisions of item 5, article 19 of the Company’s Bylaws, approved, by majority of votes, considering the abstention of Mr. Renato Proença Lopes, the contracting of an APA credit facility (Acquisition of  Rural Product) by the Company with Banco do Brasil S.A., in the limit of up to R$ 1,850,000,000.00 (one billion and eight hundred and fifty million Brazilian reais), with term of 3 years, semiannual interests and a fee of 100.35% of CDI, as set forth in the documents presented by the Executive Officers to the Board of Directors, which will be filed at the Company´s headquarters. The Executive Officers are hereby authorized to act as required and execute any and all documents required for the implementation of the resolution hereby approved.

6.            Approval and Execution of the Minutes: Having nothing further to discuss, the Chairman closed the meeting by recording these minutes as a summary, which were read, found to be compliant and executed by all members. Signatures: Board: Mr. Abilio dos Santos Diniz – Chairman; Ms. Larissa Brack Trisotto – Secretary. Directors: Messrs Abilio dos Santos Diniz, José Carlos Reis de Magalhães Neto, Luiz Fernando Furlan, Manoel Cordeiro Silva Filho, Renato Proença Lopes, Vicente Falconi Campos, Walter Fontana Filho, Henri Philippe Reichstul and Aldemir Bendine.

I hereby certify that this is a true copy of the minutes recorded in Book No. 5, pages 35 to 36, of minutes of Ordinary and Special Board of Directors' Meetings of the Company.

____________________________________

Larissa Brack

Secretary